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                                                                   EXHIBIT 99.2


FOR IMMEDIATE RELEASE
Media Contact:
Stu Gold
Glowpoint, Inc.
(973) 391-2093
sgold@glowpoint.com
www.glowpoint.com
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                      GLOWPOINT ANNOUNCES RESTATED FY 2004

HILLSIDE, NJ. MARCH 17, 2006 -- Glowpoint, Inc. (OTC: GLOW.PK), the world's leading broadcast quality IP-based video communications service provider, announced today that it has filed a Report on Form 8-K containing restated financial results for fiscal year 2004. Full details of the Company's restated financial results can be found at www.glowpoint.com/investors. The results can also be found online at the Securities and Exchange Commission's website, www.sec.gov, or by going directly to www.edgaronline.com. The Company intends to file an amended Report on Form 10-Q for the first quarter of 2005, amending and restating its financial results for the three months ended March 31, 2005, at the beginning of the week of March 20, 2006.

The Company expects to release restated financial results for the second and third quarters of 2005 in subsequent weeks and expects to report its fiscal year 2005 results in April 2006.

ABOUT GLOWPOINT

Glowpoint, Inc. (OTC: GLOW.PK) is the world's leading broadcast quality, IP-based video communications service provider. Glowpoint operates a video communications service featuring broadcast quality images with telephone-like reliability, features and ease-of-use and is a member of the Cisco Powered Network Program and COVAD Partner Program. The Glowpoint network spans four continents and carries on average over 60,000 video calls per month worldwide. Since the network was introduced in 2000, Glowpoint has carried over 35 million IP video minutes. Glowpoint is headquartered in Hillside, New Jersey. To learn more about Glowpoint, visit us at www.Glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in the our filings with the Securities and Exchange Commission.